CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Transition 2010 Fund

We consent to the use in this Registration Statement of Oppenheimer
Transition 2010 Fund, of our report dated April 12, 2007, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional
Information.

/s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
June 26, 2007